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                                                                     EXHIBIT 4.3

                        SECOND AMENDMENT AND AGREEMENT TO

                       REVOLVING LINE OF CREDIT AGREEMENT


     This Second Amendment and Agreement to Revolving Line of Credit Agreement is made as of the ____ day of February, 1998, by and between CITIZENS BANK OF RHODE ISLAND, a Rhode Island financial institution with offices at One Citizens Plaza, Providence, Rhode Island 02903 (the "Lender"); and BACOU USA, INC., a Delaware corporation with offices at 10 Thurber Boulevard, Smithfield, Rhode Island 02917 (the "Borrower").

                                WITNESSETH THAT:

     WHEREAS, the Lender and the Borrower are parties to a certain Revolving Line of Credit Agreement dated as of May 21, 1997, as amended by letter agreement dated July 21, 1997 (as amended, the "Loan Agreement") pursuant to which the Lender agreed INTER ALIA, to make certain loans from time to time to the Borrower; and

     WHEREAS, the Lender and Borrower desire to amend the Loan Agreement on the terms and conditions hereinafter set forth.

     NOW, THEREFORE, for value received, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

     1. All capitalized terms used herein without definition shall have the definitions assigned by the Loan Agreement.

     2.    Effective the date hereof, the following defined terms set forth in
Section 1 of the Credit Agreement are hereby amended or added in their entirety, as applicable, to read as follows:

           "FOREIGN EXCHANGE CONTRACT" Foreign Exchange Contract means the agreement of the Lender to sell, and the Borrower to buy, foreign currency on a forward contract basis.

           "OPERATING CASH FLOW" Operating Cash Flow means net profit (as determined in accordance with generally accepted accounting principles consistently applied) of the Borrower for the prior twelve (12) months before reduction for interest, taxes, depreciation and amortization and other non-cash expenses.

           "REVOLVING CREDIT LIMIT" Revolving Credit Limit means the sum of Thirty-One Million and 00/100ths Dollars ($31,000,000)."

           "REVOLVING CREDIT NOTE" Revolving Credit Note means that certain promissory note dated May 21, 1997 as amended by First Amendment and

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     Agreement dated February __, 1998 made by Borrower in favor of the Lender in the maximum principal amount of Thirty-One Million and 00/100ths Dollars ($31,000,000), evidencing the Revolving Credit Loans.

           "REVOLVING CREDIT TERMINATION DATE" Revolving Credit Termination Date means May 31, 2000, unless extended in writing by the Lender.

           "TOTAL DEBT SERVICE" Total Debt Service means the total of Borrower's interest expense (on all interest bearing debt) plus current maturities of long term debt and capitalized leases."

     3. Effective the date hereof, Section 2.1 of the Loan Agreement is amended to read in its entirety as follows:

           "2.1 REVOLVING CREDIT COMMITMENT. Subject to the terms and conditions of this Agreement, the Lender agrees to make Revolving Credit Loans to Borrower on a revolving basis from time to time from the date hereof to and including the Revolving Credit Termination Date, in an aggregate principal amount up to but not exceeding at any one time outstanding the Revolving Credit Limit. During the aforesaid period, Borrower may use the Revolving Credit Commitment by borrowing, paying and repaying the Revolving Credit Loans (and by surrendering Letters of Credit and by settling Foreign Exchange Contracts) in whole or in part and by reborrowing (or by requesting additional Letters of Credit on its account or by entering into Foreign Exchange Contracts), all in accordance with the terms and conditions of this Agreement."

     4. Effective the date hereof, Section 2.3(f) the Loan Agreement is amended to read in its entirety as follows:

           "(f) Each request for the Lender to enter into a Foreign Exchange Contract hereunder shall be accompanied by the completion of the standard application relating thereto. Each such Foreign Exchange Contract shall be in form and substance satisfactory to the Lender in accordance with this usual and customary practice, and shall contain such terms and conditions, and shall specify such prices, as may be offered to Borrower from time to time by the Lender in its sole discretion. In the event of any inconsistency between this Agreement and the Foreign Exchange Contracts, the Foreign Exchange Contracts shall prevail and govern. The Borrower hereby agrees to pay to the Lender all sums due and payable under, and to pay on demand all interest, fees and other usual and customary fees and transaction charges of the Lender as set forth in, each Foreign Exchange Contract as in effect from time to time. If any restriction is imposed upon the Lender or the Borrower by any Federal, state or other regulatory authority or any applicable law which, in the sole judgment of the Lender, prevents the Lender from entering into any further Foreign Exchange Contracts, then the Lender shall so notify the Borrower or the Borrower shall notify the




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     Lender, as the case may be, and the Lender shall not thereafter be obligated to enter into any further Foreign Exchange Contracts in violation of any such restriction so long as such restriction shall remain in effect."

     5. Effective the date hereof, Section 2.4 the Loan Agreement is amended to read in its entirety as follows:

           "2.4 LIMITATIONS ON REVOLVING CREDIT LOANS. Notwithstanding anything contained in this Agreement to the contrary, the aggregate amount of the Revolving Credit Loans made or outstanding at any time hereunder and under the Revolving Credit Note shall not exceed the Revolving Credit Limit. In no event shall the sum of the aggregate principal amount of all outstanding Revolving Credit Loans plus the aggregate face amount of all issued undrawn Letters of Credit plus twenty percent (20%) of the outstanding Foreign Exchange Contracts exceed at any time the Revolving Credit Limit. In the event that the aggregate sum of the Revolving Credit Loans outstanding plus the aggregate face amount of all issued undrawn Letters of Credit plus twenty percent (20%) of the outstanding Foreign Exchange Contracts at any time exceeds the Revolving Credit Limit, the Borrower shall immediately pay to the Lender an amount equal to the amount by which such sum exceeds the Revolving Credit Limit, so that Borrower shall always be in compliance with the Revolving Credit Limit."

     6. Effective the date hereof, Section 2.7 the Loan Agreement is amended to read in its entirety as follows:

           "2.7 PURPOSE OF REVOLVING CREDIT LOANS. The purpose of the Revolving Credit Commitment and all Revolving Credit Loans is to provide working capital for Borrower's business operations, to finance acquisitions of other entities with Lender's consent, to finance capital asset purchases, to provide Borrower with Letters of Credit from time to time and to allow the Borrower to enter into Foreign Exchange Contracts from time to time."

     7. Effective the date hereof, Section 5.13 of the Loan Agreement which contained a leverage ratio shall be deleted in its entirety and replaced with a Debt Service ratio to read in its entirety as follows:

           "5.13. DEBT SERVICE COVERAGE. Maintain, at December 31st of each year, a ratio of the Borrower's Operating Cash Flow for the prior twelve
     (12) months to the Borrower's Total Debt Service for the prior twelve (12) months of not less than 1.25:1."




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     8.    Effective the date hereof, Section 6.8 of the Loan Agreement is amended in its entirety to read as follows:

           "6.8. FISCAL LOSS. Neither Borrower nor Bacou USA Safety, Inc. shall incur a Fiscal Loss in any of its fiscal years."

     9. The obligation of Lender to amend the Loan Agreement is subject to the following conditions precedent:

           (a) AUTHORIZATION. On or prior to the date hereof, Borrower shall have furnished to Lender copies of all corporate documents and proceedings taken by Borrower, certified by Borrower's secretary authorizing all such borrowings and actions, and the execution, delivery and performance of the Loan Documents and such other documents as Lender or its counsel may reasonably request.

           (b)   CERTIFICATE. The representations and warranties contained in
     SECTION 3 of the Loan Agreement shall be true and correct on the date hereof and on each date on which Borrower requests a Loan hereunder; and no event that constitutes or which with the mere giving of notice of lapse of time, or both, would constitute an Event of Default under this Agreement shall have occurred or shall exist on such date. Upon request of Lender, Borrower shall deliver to Lender certificates of Borrower's secretary, to the foregoing effect.

           (c) LOAN DOCUMENTS. On or prior to the date hereof, Borrower shall execute and deliver to Lender this First Amendment and Agreement to Revolving Line of Credit Agreement and a First Amendment and Agreement to Revolving Credit Note, and any other instruments or documents related to the foregoing instruments or this Agreement.

           (d) FINANCIAL STATEMENTS. On or prior to the date hereof, Lender shall receive a copy of the Borrower's audited financial statements as of December 31, 1997 of Borrower.

     10. All references to the "Loan Agreement" in the Loan Agreement, the Revolving Credit Note and all other documents and agreements executed or delivered in connection herewith shall from and after the effective date hereof refer to the Loan Agreement, as amended hereby.

     11. Except as amended hereby, the Loan Agreement shall remain in full force and effect and is in all respects hereby ratified and affirmed.

     12. The Borrower covenants and agrees to pay all out-of-pocket expenses, costs and charges incurred by the Lender (including reasonable fees and disbursements of counsel) in connection with the preparation and implementation of this Second Amendment and Agreement to Loan Agreement.




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     IN WITNESS WHEREOF, the undersigned parties have caused this Second
Amendment and Agreement to Revolving Line of Credit Agreement to be executed by their duly authorized officers as of the date first above written.

WITNESS:                                 BACOU USA, INC.


_________________________________        By: /s/ Walter Stepan
                                             -----------------------------------
                                             Walter Stepan
                                             Title: Vice Chairman, President and
                                                    Chief Executive Officer


_________________________________        By: /s/ Philip B. Barr, Jr.
                                             -----------------------------------
                                             Philip B. Barr, Jr.
                                             Title: Executive Vice President and
                                                    Chief Financial Officer


                                         CITIZENS BANK OF RHODE ISLAND


                                         By: /s/ William J. DuBlois
                                             -----------------------------------
                                             Title: Vice President


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